Exhibit 5.1

Maynard Nexsen PC

1901 Sixth Avenue North, Suite 1700

Birmingham, AL 35203

T: 205-254-1000

March 11, 2025

Paymentus Holdings, Inc.

11605 N. Community House Road, Suite 300

Charlotte, NC 28277

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Paymentus Holdings, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) being filed by the Company on or about the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of the offer and sale under the Act of an aggregate of 4,993,451 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Shares”), reserved for issuance under the Company’s 2021 Equity Incentive Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S‑8 and Item 601(b)(5)(i) of Regulation S-K, as promulgated by the Commission.

We have participated in the preparation of the Registration Statement and have reviewed originals or copies certified or otherwise identified to our satisfaction of (i) the Company’s Certificate of Incorporation and Bylaws, (ii) the corporate proceedings of the Company in connection with the filing of the Registration Statement, the approval of the Plan and the issuance of the Shares, (iii) the Plan, and (iv) other documents and instruments as we have deemed appropriate as a basis for the opinions expressed below. Based on the foregoing, we are of the opinion that when the Registration Statement has become effective under the Act and the Shares have been duly issued in the manner referred to in the Plan, the Shares will be validly issued, fully paid, and non-assessable.

In rendering the opinion expressed above, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement.

Sincerely,

Maynard Nexsen PC

/s/ Maynard Nexsen PC